UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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LEE ENTERPRISES, INCORPORATED
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LEE ENTERPRISES, INCORPORATED
201 N. Harrison Street, Suite 600
Davenport, Iowa 52801-1924

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD FEBRUARY 20, 2013

TO OUR STOCKHOLDERS:

The Annual Meeting of Stockholders (the "Annual Meeting") of Lee Enterprises, Incorporated, a Delaware corporation (the "Company"), will be held on the 4th floor of the Company's offices, 201 N. Harrison Street, Davenport, Iowa, 52801-1924, on February 20, 2013, at 9:00 a.m. CST, for the following purposes:

(1)	To elect three directors for terms of three years;

(2)	To ratify the selection of KPMG LLP as the Company's independent registered public accounting firm; and

(3)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed December 27, 2012 as the record date for the determination of stockholders entitled to notice of, and to vote at the Annual Meeting.

We are furnishing our proxy materials to you under Securities and Exchange Commission rules that allow public companies to deliver proxy materials to their stockholders using the Internet. On or about January 7, 2013, you were provided with a Notice of Internet Availability of Proxy Materials (“Notice”) and provided access to our proxy materials over the Internet.

We encourage you to attend the Annual Meeting. However, it is important that your shares be represented whether or not you plan to attend. Even if you plan to attend the Annual Meeting, please vote, as instructed in the Proxy Statement as promptly as possible to ensure that your vote is recorded. Alternatively, you may follow the procedures outlined in the Notice to request a paper proxy card to submit your vote by mail. If you attend the meeting and your shares are registered in your name, you may withdraw your proxy at that time and vote your shares in person.

C. D. Waterman III, Secretary

Davenport, Iowa
January 7,  2013

LEE ENTERPRISES, INCORPORATED
 2013 ANNUAL MEETING OF STOCKHOLDERS
 PROXY STATEMENT

References to “we”, “our”, “us” and the like, except under "Executive Compensation", refer to Lee Enterprises, Incorporated (the "Company"). References to "2013", "2012", "2011" and the like refer to the fiscal year ending, or ended, the last Sunday in September.

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on the 4th floor of our offices, 201 N. Harrison Street, Davenport, Iowa, 52801-1924, on February 20, 2013, at 9:00 a.m. CST, for the purposes set forth in the Notice of Annual Meeting of Stockholders.

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), we have provided Internet access to this Proxy Statement and our Annual Report on Form 10-K for the year ended September 30, 2012. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) has been sent to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request that a printed set of the proxy materials be sent to them by following the instructions in the Notice. If you requested printed versions of these materials by mail, these materials also include the proxy card for the Annual Meeting.

Also, the Notice provides you with instructions to inform us how to send our future proxy materials to you electronically by email, or in printed form by mail. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email, or in printed form by mail, will remain in effect until you terminate it.

 PROXIES

Your vote is very important. If you are a stockholder of record, you may vote your Common Stock in person at the Annual Meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy over the Internet (at www.eproxy.com/lee), by telephone (1-800-560-1965) or through the mail. If you received these proxy materials by mail, you may vote by signing and dating the proxy card(s) and returning the card(s) in the prepaid envelope or you may also vote by Internet or telephone (as indicated above). If you received these proxy materials via e-mail, the e-mail message transmitting the link to these materials contains instructions on how to vote your shares of Common Stock and your control number. Instructions on how to vote by Internet are also contained in the Notice.

You may revoke the proxy before the Annual Meeting, whether delivered by Internet, telephone or through the mail, by using, respectively, the Internet voting procedures, the telephone voting procedures or by mailing a signed instrument revoking the proxy to: C. D. Waterman III, Secretary, Lee Enterprises, Incorporated, at the address shown on the cover of this Proxy Statement. To be effective, a mailed revocation must be received by the Secretary on or before February 19, 2013. A stockholder may also attend the Annual Meeting in person, withdraw the proxy and vote in person.

If a broker, bank or other nominee holds your Common Stock, you will receive instructions from them that you must follow in order to have your shares voted. Shares held by a broker, bank or other nominee cannot be voted in person at the Annual Meeting.

FORMER HOLDERS OF CLASS B COMMON STOCK

In 2011, all shares of Class B Common Stock were converted into an equal number of shares of Common Stock, in accordance with sunset provisions for Class B Common Stock established in 1986. If you still hold shares of Class B Common Stock, contact Wells Fargo Shareowner Services at 1-877-536-3552 to have the shares converted to Common Stock.

VOTING PROCEDURES

Stockholders of record at the close of business on December 27, 2012 will be entitled to vote at the Annual Meeting or any adjournment thereof. As of November 30, 2012, there were 52,296,241 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting.

The presence, in person or by proxy, of a majority of the voting power of our Common Stock issued and outstanding and entitled to vote is necessary to constitute a quorum at the Annual Meeting. The affirmative vote of the holders of a plurality of the voting power of Common Stock represented in person or by proxy at the Annual Meeting is required to elect directors under Proposal 1, and the affirmative vote of the holders of a majority of the voting power of Common Stock represented at the Annual Meeting is required to act on Proposal 2 and Proposal 3, as more fully set forth in this Proxy Statement, and on any other matter properly brought before the meeting.

Abstentions from voting on Proposal 2 will be included for purposes of determining whether the requisite number of affirmative votes is received on any matters other than the election of directors submitted to the stockholders for vote and, accordingly, will have the same effect as a vote AGAINST such matter. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present and entitled to vote, but will have no effect on the vote with respect to that matter.

In voting by proxy with regard to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees, or withhold their votes as to specific nominees. Stockholders should specify their choices by using the Internet or telephone voting procedures, or on the proxy card, if printed copies of the proxy materials are requested by mail. All properly executed proxies delivered to us and not subsequently revoked will be voted at the Annual Meeting in accordance with the directions given. For any stockholder of record, if no specific instructions are provided the shares represented by the proxy will be voted FOR the election of all directors in Proposal 1 and FOR the approval of Proposal 2, as more fully set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

New York Stock Exchange ("NYSE") rules forbid its member-brokers to vote shares held by them in elections for directors, and on any matters relating to executive compensation. Accordingly, YOUR BROKER MAY NOT VOTE on Proposal 1 in its discretion, though your shares will be counted for purposes of determining whether a quorum is present. NYSE member-brokers are allowed to vote shares held by them for their customers only on matters the NYSE determines are routine, unless the brokers have received voting instructions from their customers. The NYSE does not consider the proposal to approve such other business as may properly come before the Annual Meeting or any adjournment a routine matter, so YOUR BROKER MAY NOT VOTE on this proposal in its discretion, though your shares will be counted for purposes of determining whether a quorum is present. Your broker, therefore, will need to return a proxy card without voting on these matters if you do not give voting instructions with respect to these matters. This is referred to as a “broker non-vote”.

We encourage you to provide voting instructions to the broker, bank or other nominee that holds your shares by carefully following the instructions provided in the Notice from such entity.

PROPOSAL 1 - ELECTION OF DIRECTORS

Three directors are to be elected to hold office for three-year terms expiring at the annual meeting in 2016.

Proxies will be voted for the election of the nominees unless the stockholder giving the proxy withholds such authority. If, as a result of circumstances not now known, any of such nominees shall be unable to serve as a director, proxies will be voted for the election of such other person as the Board of Directors may select. Information about the nominees and directors continuing in office, including business experience for at least the last five years, is set forth below. Also included is a description of the specific experience, qualifications, attributes and skills of each nominee and director continuing in office that led the Board of Directors to conclude that each is well qualified to serve as a member of our Board of Directors.

Nominees for Election as Directors with Terms Expiring in 2016

Each of the individuals named below is a nominee of the Nominating and Corporate Governance Committee of the Board of Directors and nominated by the full Board of Directors for election as a director at the Annual Meeting. Except for Ms. Junck, each nominee is independent, as defined in the listing standards of the NYSE. The current terms of directors Junck and Newman expire February 20, 2013. The current term of Mr. Moloney expires at the annual meeting in 2014, but he is nominated to serve with the class whose terms will expire at the 2016 annual meeting, to conform with the Company's Certificate of Incorporation and By-Laws.

Gordon D. Prichett, a director since 1998, whose term also expires on February 20, 2013, will retire from the Board of Directors as of the Annual Meeting date and will not stand for re-election. The Board of Directors does not currently plan to fill the vacancy and, effective as of the Annual Meeting date, the number of directors will be reduced to ten.

Mary E. Junck, 65, Director since 1999

Ms. Junck was elected Chairman, President and Chief Executive Officer of the Company in 2002. She is also a director of TNI Partners, which is owned 50% by the Company. Ms. Junck is a director and chairman of the board of directors of The Associated Press and a director of The Newspaper Association of America. Ms. Junck leads our senior executive team and provides the Board of Directors with in-depth knowledge of the Company and the publishing industry, in which she has worked in executive and senior management positions for more than 30 years. Ms. Junck provides a valuable and unique perspective in Board deliberations about the Company's business, competitive landscape, strategic relationships and opportunities, senior leadership and operational and financial performance.

Ms. Junck is Chairman of the Executive Committee.

Herbert W. Moloney III, 61, Director since 2001

From December 2006 through July 2011, Mr. Moloney was President and Chief Operating Officer of Western Colorprint, Inc. (“Western Colorprint”), a privately-held company that provided advertising supplements and commercial printing services to the publishing industry. From April 2005 to November 2006, Mr. Moloney was President and Publisher of the Washington Examiner. From 2000 to March 2005, Mr. Moloney was the Chief Operating Officer, North America, and an Executive Vice President of Vertis, Inc., a premium provider of targeted advertising and marketing solutions to leading retail and consumer services companies. Mr. Moloney provides the Board of Directors over 30 years of executive and management experience in the publishing and television industries.

Mr. Moloney is a member of the Audit Committee and the Executive Compensation Committee.

Andrew E. Newman, 68, Director since 1991

Mr. Newman is Chairman of Hackett Security, Inc., a security systems company with operations in several states; a private investor, and a trustee of Washington University, St. Louis. Mr. Newman has been a founder, principal and/or chief executive officer of several retail and restaurant companies and a group of business publications. Mr. Newman's business, executive and financial experience provide the Board of Directors with strong oversight of its financial and disclosure responsibilities, procedures and controls, and qualify him to serve as Chairman of our Audit Committee and as its designated financial expert.

Mr. Newman is Chairman of the Audit Committee and a member of the Executive Compensation Committee.

Vote Required

The affirmative vote of the holders of a plurality of the voting power of our Common Stock, represented in person or proxy at the Annual Meeting, is required to elect directors.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR Proposal 1 for the election of each of the nominees listed herein.

INCUMBENT DIRECTORS WITH TERMS EXPIRING IN 2014

Richard R. Cole, 70, Director since 2006

Dr. Cole is the John Thomas Kerr Jr. Distinguished Professor-Emeritus at the School of Journalism and Mass Communication, University of North Carolina at Chapel Hill. From 1979 to 2005, Dr. Cole served as dean of the school and brings to the Board of Directors over 40 years experience in the profession of journalism and journalism-mass communication education.

Dr. Cole is a member of the Nominating and Corporate Governance Committee.

Nancy S. Donovan, 61, Director since 2003

Ms. Donovan is a founding partner of Circle Financial Group, LLC, New York, NY, a wealth advisory and private equity firm, and the founding partner of Oakmont Partners, LLC, Lake Forest, IL, a private equity firm. From 1989 to 2001, Ms. Donovan was President and Chief Operating Officer of Morgan Stanley Credit Corporation, Riverwoods, IL. Prior to 1989, Ms Donovan was instrumental in the development of the Discover Card, and led all marketing and merchant sales. Ms. Donovan provides the Board of Directors with experience in corporate finance, capital markets, risk analysis and strategic investment.

Ms. Donovan is a member of the Audit Committee.

Leonard J. Elmore, 60, Director since 2008

Mr. Elmore is an attorney. Mr. Elmore is also a basketball analyst for ESPN and CBS Sports. Mr. Elmore served as a board member of iHoops, the official youth basketball initiative of the NCAA and the NBA, from its inception in April 2009, and from May 2010 as its Chief Executive Officer, until October 2011. Prior to joining iHoops, Mr. Elmore was a partner with the law firm of Dreier LLP from September 2008 until December 2008, and senior counsel with the law firm of Dewey & LeBoeuf from 2004 to 2008. Mr. Elmore served as a trustee of the University of Maryland, and is a commissioner on the John S. and James L. Knight Foundation's Knight Commission on Intercollegiate Athletics. Mr. Elmore also serves as a member of the board of directors and chairman of the nominating and corporate governance committee of 1-800-FLOWERS.COM, Inc. Mr. Elmore brings to the Board of Directors his skills and experience in diverse roles as a lawyer, broadcaster and executive and in public sector board service.

Mr. Elmore is a member of the Audit Committee.

INCUMBENT DIRECTORS WITH TERMS EXPIRING IN 2015

Brent Magid, 47, Director since 2010

Mr. Magid is President and Chief Executive Officer of Frank N. Magid Associates, Inc., a research-based strategy consulting company with expertise in a wide range of media. From 2007 to 2009, Mr. Magid served as a director of Quattro Wireless, a mobile advertising company. Mr. Magid provides the Board of Directors with experience and insight into key marketing and advertising trends and related media industry strategies.

Mr. Magid is a member of the Nominating and Corporate Governance Committee.

William E. Mayer, 72, Director since 1998

Mr. Mayer is a founding partner of Park Avenue Equity Partners, L.P., New York, NY, a private equity firm. He is also a director of BlackRock Kelso Capital Corporation, a closed-end management investment company, DynaVox, Inc. and a trustee of the Columbia Mutual Funds. Since 1976, Mr. Mayer has served on the boards of directors of 16 public companies, and as chairman of the board of the University of Maryland, College Park, and The Aspen Institute. Mr. Mayer also served as a professor and dean of the College of Business and Management at the University of Maryland from 1992 to 1996. Mr. Mayer provides the Board of Directors with business leadership experience, an understanding of the strategic, operational and financial issues confronting public companies, and experience with respect to corporate governance matters.

Mr. Mayer is Chairman of the Executive Compensation Committee and a member of the Executive Committee and the Nominating and Corporate Governance Committee. Mr. Mayer has been designated as our Lead Director by the independent directors to preside over executive sessions of non-management directors, among other duties.

Gregory P. Schermer, 58, Director since 1999

Mr. Schermer is Vice President-Strategy of the Company. From 1989 to July 2006, Mr. Schermer also served as Corporate Counsel of the Company, and from July 2006 until October 2012, he served as Vice President-Interactive Media of the Company. Mr. Schermer lead the development of our digital media strategies and platforms and represents the Company in several industry digital media initiatives, including The Newspaper Consortium (the "Consortium"), a group of 30 companies that represent nearly 800 local newspapers helping local advertisers to reach digital audiences.

Mr. Schermer serves as a member of the Consortium's executive committee. Mr. Schermer provides the Board of Directors with insight and operational perspective on the Company's digital media strategies.

Mark B. Vittert, 64, Director since 1986

Mr. Vittert has been a private investor for more than 20 years. Over the past 40 years, Mr. Vittert has been involved as a founder, developer of, or investor in several companies involved in market research and youth marketing, publishing, sporting goods and the food and beverage industries. Mr. Vittert was a founder of Business Journals Publishing Corp., with publications in major metropolitan markets including Indianapolis, St. Louis, Pittsburgh, Philadelphia, Baltimore and Cincinnati. Since the sale of the business, he continues to be an investor in several publications. Mr. Vittert has also served on the boards of directors of several public companies, and provides the Board of Directors with insight and experience in corporate governance, risk management and the publishing industry.

Mr. Vittert is Chairman of the Nominating and Corporate Governance Committee and a member of the Executive Compensation Committee.

PROPOSAL 2 - RATIFICATION OF SELECTION OF KPMG LLP AS THE
COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee ("Audit Committee") has selected KPMG LLP (“KPMG”) to serve as the independent registered public accounting firm to audit our financial statements for 2013. KPMG also served as our independent registered public accounting firm in 2012. Our Amended and Restated By-laws ("By-laws") do not require that the stockholders ratify the appointment of KPMG as our independent registered public accounting firm. The Board of Directors is requesting the stockholders to ratify this appointment as a means of soliciting stockholders' opinions and as a matter of good corporate practice.

Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Vote Required

The affirmative vote of a majority of the voting power of our Common Stock, present in person or by proxy, voting as a single class, a quorum being present, will be required to ratify the selection of KPMG. If the stockholders do not ratify the appointment, the Audit Committee will consider any information submitted by the stockholders in determining whether to retain KPMG as our independent registered public accounting firm for 2013. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its stockholders.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR Proposal 2 to ratify the appointment of KPMG LLP as the Company's Independent Registered Public Accounting Firm.

DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

General

Our Board of Directors met seven times in 2012. No incumbent director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which he or she served in 2012 except Mr. Elmore, whose attendance was limited for a period of time in 2012 while recovering from an illness. All of the incumbent directors attended our March 21, 2012 Annual Meeting of Stockholders, except Mr. Elmore and Mr. Newman. All directors are expected to attend each meeting of our Board of Directors and the committees on which they serve and are also expected to attend our annual meetings of stockholders.

Our Board of Directors has four committees. With the exception of the Executive Committee, each is composed of at least three independent directors and operates under a written charter, which are all available on our website www.lee.net by clicking on “Governance”.

Board Leadership Structure

As stated in our Corporate Governance Guidelines, our Board of Directors has no formal policy with respect to the separation of the offices of Chairman and Chief Executive Officer. Our Board of Directors believes that having a combined Chairman and Chief Executive Officer position (the "CEO"), together with an independent Lead Director, currently provides the best Board leadership structure for the Company. This structure, together with our other corporate governance practices, provides strong independent oversight of management, while ensuring clear strategic alignment throughout the Company. Our Lead Director is a non-employee director who is elected by the independent members of the Board of Directors. William E. Mayer, a director since 1998, currently serves as our Lead Director.

 The role of Mr. Mayer, as Lead Director, includes the following duties:

•	Preside at all meetings of the Board when the Chairman is not present;

•	Call meetings of the non-management directors, as needed;

•	Develop the agendas for meetings of the non-management directors;

•	Preside at executive sessions of the non-management directors;

•	Confer regularly with the CEO;

•	Serve as a liaison between the CEO and the non-management directors;

•	In consultation with the CEO, review and approve Board meeting schedules and agendas; and

•	Meet with stockholders as appropriate.

Risk Oversight

Oversight of risk management is a responsibility of the Board of Directors and is an integral part of the Board's oversight of our business. The primary responsibility for the identification, assessment and management of the various risks resides with management. The Board of Directors has delegated to the Audit Committee primary responsibility for evaluating our overall risk management profile and ensuring that management has established and adequately reviewed processes for identifying and preparing the Company to manage risks.

Director Independence

Our Board of Directors has examined the relationship between each of our non-employee directors and the Company and has determined that directors Cole, Donovan, Elmore, Magid, Mayer, Moloney, Newman, Prichett, and Vittert qualify as “independent” directors in accordance with the published listing requirements of the NYSE and, in the case of the Audit Committee, the rules of the SEC. Directors Junck and Schermer do not qualify as independent directors because they are employees of the Company.

Audit Committee

The Audit Committee met eight times in 2012. The members of the Audit Committee are directors Newman, who chairs the Audit Committee, Donovan, Elmore, Moloney and Prichett. The Audit Committee has the responsibilities set forth in its charter, including, without limitation: (1) the quality and integrity of our financial statements; (2) our compliance with legal and regulatory requirements, including the review of related persons reports and disclosures of transactions involving the Company and any director, nominee for director, officer, owner of more than 5% of our Common Stock or immediate family member of any of the above; (3) our overall risk management profile; (4) the independent registered public accounting firm's qualifications and independence; (5) the performance of our internal audit function and that of our independent registered public accounting firm; and (6) preparation of the annual Audit Committee Report to be included in our Proxy Statement.

Executive Compensation Committee

The Executive Compensation Committee ("ECC") met three times in 2012. The members of the ECC are directors Mayer, who chairs the ECC, Moloney, Newman and Vittert. Its functions are to: (1) administer our Retirement Account Plan, our Supplementary Benefit Plan, as amended and restated as of January 1, 2008 ("Non-Qualified Plan"), our 1990 Long-Term Incentive Plan effective as of October 1, 1999, as amended January 6, 2010 ("LTIP"), our Amended and Restated 1977 Employee Stock Purchase Plan ("ESPP") and our 2005 Supplemental Employee Stock Purchase Plan, amended on November 16, 2005 ("SPP"); (2) establish salaries, bonus formulae and bonuses, and participation in other benefit plans or programs for executive officers; (3) review employment terminations involving payment to any officer or other key executive in excess of $200,000; (4) approve employment contracts for executives extending beyond one year; and (5) approve the position description, performance standards and goals for cash bonus and restricted stock awards for our CEO under our 2005 Incentive Compensation Program and to measure her related performance. In addition, the ECC recommends to the Board of Directors significant employee benefit programs and bonus or other benefit plans affecting executives other than Named Executive Officers ("NEOs"). The ECC is responsible for evaluating risks posed by our compensation policies.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (“NCGC”) met twice in 2012. The members of the NCGC are directors Vittert, who chairs the NCGC, Cole and Mayer. Its functions are to consider and recommend to the Board of Directors all nominees for possible election and re-election to the Board, and to consider all matters relating to the size, composition and governance of the Board and the general subject matter, size and composition of Board committees.

The NCGC regularly reviews the composition of the Board of Directors, anticipated openings and whether the addition of directors with particular experiences, skills or other characteristics would make the Board more effective. The NCGC has not established any specific minimum criteria or qualifications that a nominee must possess. Rather, the NCGC seeks directors who possess integrity and other character traits, broad experience, expertise in their field, capacity to understand our business, a willingness to devote adequate time to duties of the Board of Directors and the ability to make independent judgments using their diversity of experience. The NCGC also considers if a potential nominee will otherwise qualify for membership on the Board of Directors and if the potential nominee will satisfy the independence requirements of the NYSE and the SEC. In determining whether to recommend a director for re-election, the NCGC also considers the director's past attendance at meetings and participation in and contributions to the Board of Directors. The NCGC considers diversity in the nominating process, but has no specific policy related to diversity.

Consideration of a nominee for the Board of Directors typically involves a series of internal discussions, review of a nominee's background and experience and interviews of the nominee. In general, nominees are suggested by members of the Board of Directors or our executives. The NCGC then meets to consider and approve the final nominees, and either makes its recommendation to the Board of Directors to fill a vacancy, add an additional member or recommend a slate of nominees to the Board of Directors for nomination and election to the Board. Director nominees recommended by the NCGC for election at an annual meeting are subject to approval by the full Board of Directors.

The NCGC will consider nominees recommended by stockholders. The NCGC evaluates nominees proposed by stockholders using the same criteria as other nominees. A written nomination should be mailed or delivered to Mark B. Vittert, Chairman, NCGC, in care of the Company, at the address shown on the cover of this Proxy Statement. The nomination should include the stockholder's name, address and the class and number of shares of our Common Stock owned. It should also include the name, age, business and residence addresses of the individual being nominated, the nominee's principal occupation or employment and the class and number of shares of our Common Stock if any, owned by the nominee, together with a statement indicating the nominee's willingness to serve, if elected. To assist in the evaluation of nominees recommended by the stockholders, the NCGC may require the nominees to provide any additional information about themselves as the NCGC may determine appropriate or desirable, including information required to be disclosed in our Proxy Statement under the Exchange Act. To be considered by the NCGC for the slate recommended in the Proxy Statement for the 2014 annual meeting, stockholders must submit the required information to Mr. Vittert by September 8, 2013.

Executive Committee

The Executive Committee did not meet in 2012. The members of the Executive Committee are directors Junck, who chairs the Executive Committee, Mayer and Prichett. The Executive Committee may exercise the authority of the Board of Directors between its meetings, except to the extent that the Board of Directors has delegated authority to another committee or to other persons, and except as limited by applicable law.

CORPORATE GOVERNANCE

We maintain corporate governance information on our website, which includes key information about our corporate governance initiatives, including our Corporate Governance Guidelines, Code of Business Conduct and Ethics and charters for the independent committees of the Board of Directors. The corporate governance information can be found at www.lee.net by clicking on “Governance”.

We also post on our website our 2012 Annual Report on Form 10-K, as filed with the SEC. The Annual Report can be found at www.lee.net by clicking on “Financial”. We will also furnish, upon written request and without charge, a printed copy of the 2012 Annual Report to each person whose proxy is solicited and to each person representing that, as of the record date of the Annual Meeting, he or she was a beneficial owner of shares entitled to be voted at the meeting. Such written request should be directed to the Company at the address shown on the cover of this Proxy Statement.

Our policies and practices reflect corporate governance initiatives that are in compliance with the listing requirements of the NYSE and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, specifically:

•	The Board of Directors has adopted clear corporate governance policies;

•	A majority of the Board of Directors is independent of the Company and its management;

•	The non-management directors meet regularly without management present;

•	All members of the Audit Committee, ECC and NCGC are independent;

•	The non-management directors have designated an independent Lead Director to chair their meetings and consult with our CEO regarding matters considered by the non-management directors;

•	The charters of the Board committees clearly establish their respective roles and responsibilities;

•	We have a Code of Business Conduct and Ethics that is monitored by the Audit Committee and is annually affirmed by our directors and executive officers;

•	Our Code of Business Conduct and Ethics applies to our principal executive officer and all members of our finance staff, including the principal financial and accounting officer;

•
We have a hotline available to all employees and the Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls, auditing or other matters; and

•	Our internal audit function maintains critical oversight over the key areas of our business and financial processes and controls, and reports directly to the Audit Committee.

Interested parties may communicate with the Board of Directors, the non-management directors as a group, or the Lead Director by writing to William E. Mayer, Lead Director, in care of the Company, at the address shown on the cover of this Proxy Statement.

 COMPENSATION OF NON-EMPLOYEE DIRECTORS

We desire to compensate our directors in a manner that is comparable to compensation levels at companies in our peer group (see “Peer Group Information” under "Executive Compensation" below) and provides stock ownership. Our Human Resources Department provides the ECC with information from our peer group's proxies on annual retainers and compensation for board and committee meetings. The ECC reviews the information and makes a recommendation to the full Board of Directors for its approval.

In 2012, we paid all non-employee directors a $40,000 annual retainer. Our Lead Director received an additional annual retainer of $10,000. The chairmen of the Audit Committee and ECC each received a $10,000 annual retainer for serving as such and the Chairman of the NCGC received an annual retainer of $5,000. Non-employee directors received $2,000 for each Board or committee meeting attended and $1,000 for each Board or committee telephonic meeting. Non-employee directors are also reimbursed for reasonable and customary business expenses incurred on our behalf. All amounts are unchanged from 2011.

Under our Amended and Restated 1996 Stock Plan for Non-Employee Directors ("Stock Plan"), in 2012, non-employee directors received an annual grant of 10,000 shares (which is subject to a cap on the fair market value of shares awarded equal to the annual cash retainer). The Stock Plan is intended to encourage non-employee directors to increase their ownership of shares of our Common Stock and thereby align their interests more closely with the interests of our other stockholders. In addition, an objective of the Stock Plan has been to assist us in attracting and retaining non-employee directors of outstanding ability and in providing compensation opportunities which are competitive with those of other major corporations, as well as enabling such directors to participate in our long-term growth and financial success. Non-employee directors are required to hold their annual stock grant for a minimum of ten years, unless a director retires, resigns or dies while holding the position of director prior to satisfying this requirement.

Directors engaged to provide consultative services are normally compensated at the rate of $1,500 per day. No non-employee director provided such compensated consultative services in 2012.

The following table summarizes 2012 non-employee director compensation:

(Dollars)	Fees Earned or Paid in Cash	Value of Stock Awards	All Other Compensation	Total
(1)		(2)	(3)
Richard R. Cole	52,000	11,300	5,000	68,300
Nancy S. Donovan	59,000	11,300	5,000	75,300
Leonard J. Elmore	50,000	11,300	5,000	66,300
Brent Magid	53,000	11,300	1,500	65,800
William E. Mayer	76,000	11,300	5,000	92,300
Herbert W. Moloney III	64,000	11,300	500	75,800
Andrew E. Newman	71,000	11,300	5,000	87,300
Gordon D. Prichett	59,000	11,300	5,000	75,300
Mark B. Vittert	63,000	11,300	5,000	79,300

(1)	Includes all non-employee directors who served in 2012 .

(2)	All stock awards are fully vested on the grant date, subject to the holding period. Stock awards are granted at a price equal to the fair market value on the date of the grant.

(3)
The Lee Foundation, an affiliate of the Company, matches on a dollar-for-dollar basis up to $5,000 annually, charitable contributions made by non-employee directors to qualifying organizations. Such matching contributions are not considered income to the director.

The Board of Directors has authorized non-employee directors, prior to the beginning of any calendar year, to elect to defer receipt of all or any part of the cash compensation a director might earn during such year under our Outside Directors Deferral Plan (Amended and Restated as of January 1, 2008). Amounts so deferred will be paid to the director upon his or her separation from service, death or disability, adjusted for any investment gains (or losses) thereon. Alternatively, directors may elect to have deferred compensation credited to a “rabbi trust” established by us with an independent trustee, which administers the investment of amounts so credited for the benefit and at the direction of the trust beneficiaries until their accounts are distributed under the deferred compensation plan. Amounts so credited for the benefit of non-employee directors are invested in investment alternatives selected by the director.

None of our employees receive any compensation for serving as a director.

EQUITY COMPENSATION PLAN INFORMATION

Information as of September 30, 2012 with respect to equity compensation plans is as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (Dollars)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
	(1)		(2) (3)
Equity compensation plans approved by stockholders	3,102,446	3.18	4,910,992

(1)	LTIP.

(2)	Includes the number of securities remaining available for future issuance under the LTIP, Stock Plan, ESPP and SPP.

(3)
Those securities not issued as a result of cancellation, forfeiture or surrender of previously outstanding options or adjustment of target restricted stock awards remain available for issuance, at the discretion of the ECC, under the LTIP.  Such shares are excluded from the total presented as the amount cannot be ascertained.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth information as of November 30, 2012, except as set forth below, as to each person known by us to own beneficially more than five (5) percent of our Common Stock.

Beneficial Owners	Common Stock	Percent of Class

Cedar Rock Capital Limited (1) 110 Wigmore Street London W1U 3RW United Kingdom	3,444,202	6.6
Dimensional Fund Advisors LP (2) Building One, 6300 Bee Cave Road Austin, TX 78746	2,722,778	5.2

(1)
The information is based solely on a report on Form 13F, filed September 30, 2012 by Cedar Rock Capital Limited (“Cedar Rock”) with the SEC. Cedar Rock reported shared voting authority with respect to all of the reported shares.

(2)
The information is based solely on a report on Form 13F, dated September 30, 2012, filed by Dimensional Fund Advisors LP, with the SEC. Dimensional Fund Advisors LP reported sole voting authority with respect to all of the reported shares.

The following table sets forth information as to our Common Stock beneficially owned as of November 30, 2012 by each director and nominee, each of the NEOs listed in the Summary Compensation Table, and by all directors and executive officers as a group:

Name of Beneficial Owner	Common Stock	Percent of Class

Richard R. Cole	36,000	*
Nancy S. Donovan	67,603	*
Leonard J. Elmore	35,693	*
Michael R. Gulledge (1)	58,798	*
Mary E. Junck (1)	1,029,173	2.0
Brent Magid	30,200	*
William E. Mayer	151,979	*
Kevin D. Mowbray (1)	65,418	*
Herbert W. Moloney III	53,000	*
Andrew E. Newman	46,000	*
Gordon D. Prichett	51,600	*
Gregory P. Schermer (1) (2)	1,150,395	2.2
Carl G. Schmidt (1)	109,603	*
Greg R. Veon (1) (2)	116,126	*
Mark B. Vittert	46,000	*
All executive officers and directors as a group (17 persons) (1) (2)	3,131,568	6.0

*	Less than one percent of the class.

(1)
The table includes the following shares of Common Stock subject to acquisition within 60 days by the exercise of outstanding stock options: Mr. Gulledge - 22,080; Ms. Junck - 99,000;Mr. Mowbray - 33,480; Mr. Schermer - 7,560; Mr. Schmidt - 40,140; Mr. Veon - 12,060; and all executive officers and directors as a group - 257,640.

(2)
The following directors and named executive officers disclaim beneficial ownership of the following shares, included above: Mr. Schermer - 31,820 shares of Common Stock held by a trust for the benefit of his son, 27,820 shares of Common Stock held by a trust for the benefit of a daughter and 47,640 shares of Common Stock held by separate trusts for the benefit of two other minor daughters as to which Mr. Schermer shares voting and investments authority; and Mr. Veon - 400 shares of Common Stock held by his sons.

EXECUTIVE COMPENSATION

References to “we,” “our” or “us” under "Executive Compensation" refer to the ECC.

Overview

Due to continuing difficult economic conditions affecting the Company, the publishing industry and the overall economy, we substantially reduced compensation of the NEOs in 2009, 2010 and 2011. The more significant elements of this program included the following:

•	Salaries were frozen at the 2008 level;

•	NEOs were required to take one week off without pay, further reducing salaries by 1.9%;

•	Incentive cash bonus programs were suspended; and,

•	Restricted stock and stock option grants under the LTIP were suspended in 2009 and 2010.

In 2011, stock option grants under the LTIP were resumed for the first time since 2008. In 2012, salary adjustments were made for the first time since 2008, and the cash bonus program was reinstated, but at target levels reduced more than 50% from programs in place prior to 2009.

Compensation Discussion and Analysis

The discussion and analysis that follow provide an overview of the Company's regular executive compensation program.

2012 Corporate Performance Assessment

In 2012, the Company continued to drive strong digital revenue growth, control costs, transform its business, and rapidly pay down debt.

•	The Company outpaced the industry average in advertising revenue performance for three of four quarters in 2012 and 43 of the last 47 quarters;

•	Mobile advertising revenue reached $2.7 million for the year, an increase of 150%, contributing to digital revenue growth of 9.7% in 2012;

•	Digital subscriptions were introduced in many of the Company's 51 markets over the last year, and most will be completed by December;

•
The Company reduced cash costs approximately 4.6% in 2012 on a comparable 52-week basis, exceeding previous forecasts. Since 2007 the Company has eliminated 32% of the cash costs of its continuing operations, totaling $256 million;

•	Operating cash flow margin for 2012 increased to 22.9% from 22.4% a year ago;

•	The Company successfully concluded the restructuring of its outstanding debt, including an extension of maturities until December 2015; and

•
Debt payments totaled $60.7 million during 2012, and $26.8 million has been paid since the end of the fiscal year through December 14, 2012, putting the Company more than a year ahead of projections in reducing debt.

Elements of Compensation

Our compensation program reinforces the key drivers of success in the Company's business. Our financial emphasis is on revenue and operating cash flow. We believe these two measures are key measures of long and short term success in our industry. Compensation for the NEOs includes the following:

•	Salaries;

•	Annual cash incentives which are based, to a large extent, on annual performance of the Company or the operations the individual manages;

•	Discretionary cash bonus awards in those circumstances where we believe exceptional performance is not adequately rewarded under our Incentive Compensation Program;

•	Long-term incentives in the form of restricted Common Stock or stock options that vest three years after grant; and

•	Benefits, including health, life and disability insurance, a 401(K) plan and a supplemental deferred compensation plan.

Our annual cash incentive programs place a portion of NEO compensation at risk, based on performance criteria. In addition, stock options, when granted by us, are inherently performance based because an option only has value if the stock price rises after the option is granted.

 The Named Executive Officers

SEC regulations require us to include the Company's CEO, Ms. Mary E. Junck, its chief financial officer, Mr. Carl G. Schmidt, and its three other most highly compensated executive officers as NEOs.

Objectives of our Compensation Program

We intend for the Company to be an employer of choice, both in its industry and in the communities it serves. In order to achieve this status, our strategies are to have compensation programs in place that will:

•	Reward executives for their contribution;

•	Create an ownership mentality in the executives;

•	Focus the executives on building long-term value;

•	Permit us to recruit the talent we need;

•	Pay the executives at comparable levels with organizations with which the Company competes for talent; and

•	Encourage top performers to remain with the Company.

Our core compensation philosophy is to pay executive officers competitive levels of compensation that best reflect their individual responsibilities and contributions to the Company, while providing incentives to achieve its business and financial objectives. While comparisons to compensation levels at companies in the peer group (discussed below) are helpful in assessing the overall competitiveness of our compensation program, we believe that our executive compensation program also must be internally consistent and equitable in order for the Company to achieve the compensation objectives outlined above.

In implementing this philosophy, we have analyzed the relationship between the CEO's total compensation and the total compensation of the other executive officers of the Company. For this purpose, total compensation includes not only base salary and bonus, but also the grant date fair value of equity awards (as well as accumulated realized and unrealized equity gains), all perquisites and payment amounts upon a change of control. The Company's Human Resources Department accumulates the internal pay equity information under our direction.

When making compensation decisions, we also look at the compensation of the CEO and other NEOs relative to the compensation paid to similarly-situated executives at companies that we consider to be industry peers. This is often referred to as benchmarking. We believe, however, that a benchmark should be one point of reference for measurement, but not the sole determinative factor for executive compensation. The purpose of the comparison is not to supplant the analysis of internal pay equity, wealth accumulation and the individual performance of the executive officers that we consider when making compensation decisions. Further, given the limitations associated with comparative pay information for setting individual executive compensation, including the difficulty of assessing and comparing wealth accumulation through equity gains and post-employment amounts, we may elect to not use the comparative compensation information at all in the course of making compensation decisions.

Peer Group Information

We use market data for context and a frame of reference for decision making, but it is not the sole source of information from which compensation is determined. We target the median of the market to establish the total compensation opportunity. We determine the market for the NEO positions to be comparable publicly traded publishing companies.

We review the composition of the peer group annually to ensure that companies are relevant for comparative purposes. We factor in the relative size of these companies since size of the company generally correlates with compensation paid. We believe that the current group of companies noted below is representative of the sector in which the Company operates, and the group was chosen because of each company's relative leadership position in the publishing sector, their relative size as measured by market capitalization and the relative complexity of the business and the CEO's role and responsibilities. These companies currently are:

•	A.H. Belo Corporation;

•	Gannett Co., Inc.;

•	Journal Communications, Inc.;

•	The McClatchy Company;

•	Media General, Inc.;

•	The New York Times Company;

•	The E.W. Scripps Company; and

•	The Washington Post Company.

The Company's Human Resources Department provides us with compensation data obtained from the proxy statements of each of these companies. We also utilize compensation data compiled by Equilar, Inc., Watson Wyatt Worldwide, Inc. and the Inland Press Association.

We use outside compensation consultants from time to time to advise us on specific issues and rotate those consulting assignments among nationally prominent executive compensation firms. We did not engage any such consultants in 2012.

How We Determine the Amount of Compensation

The Company's By-Laws provide that the Board of Directors has the sole authority to determine the compensation of all officers of the Company who are elected or appointed by the Board. The Board has, by adoption of our charter, delegated that authority to us. In addition, the LTIP approved by stockholders gives us the sole authority to establish equity awards for executive officers.

The CEO, working primarily with the Company's Vice President - Human Resources, recommends all elements of compensation for all executive officers other than the CEO and we determine it. We determine CEO compensation without management input, other than the analysis of CEO compensation obtained from the peer publishing companies' proxy statements and other information obtained by the Human Resources Department at our request from independent sources.

When making compensation decisions, we analyze compensation summaries prepared for each of the NEOs. These summaries are prepared by the Human Resources Department. Each summary presents the dollar amount of each component of the NEO's compensation, including current cash compensation (base salary and incentives), equity awards, retirement benefits and any other compensation. These summaries reflect the annual compensation for the NEOs (both target and actual). Potential payments upon termination of employment involving a change of control and long-term incentives accumulated by the NEOs are also reviewed.

In our most recent review we determined that our annual total compensation amount for the CEO has been substantially below our target and peer levels, while total compensation for the other NEOs, after adjustments described in this report, remained consistent with our expectations.

Say-on-Pay Proposals

In 2011, our stockholders recommended, in a non-binding vote, that stockholder advisory votes on the Company's compensation of its executive officers be held every three years. 80.3% of votes cast were voted in favor of a three year frequency for such votes.

In 2011, the stockholders also recommended, on an advisory basis, the approval of the compensation philosophy, policies and procedures employed by the ECC, substantially as described herein. 93.7% of votes cast were voted in favor of the proposal.

We also considered the results of the most recent say-on-pay vote in determining 2012 compensation. The next scheduled advisory vote related to such executive compensation matters will be in 2014.

Salary

We compare NEO salaries to those paid to executives at the peer companies noted above and to other national survey data. Actual salaries are influenced by what other companies pay their executives, but are primarily determined by the executive officer's responsibilities, experience and demonstrated performance. If comparable data is not available, we use internal compensation equity to evaluate the executive officer's responsibilities.

In order to implement our philosophy for the executive officers, our goal is to pay between 90-110% of competitive levels of base salary and annual incentives.

As noted above, the most recent salary adjustments for the NEOs were in 2008. Between 2009 and 2011, actual salaries paid to each of the NEOs were reduced 1.9% from 2008 levels due to unpaid time off taken by each NEO. In addition, Ms. Junck voluntarily reduced her base salary an additional 2.9% in 2011.

In 2012, following the successful restructuring of the Company debt, we evaluated the salary levels for NEOs and determined that it was necessary to reinstate base pay adjustments to remain competitive with other outside employment opportunities. We also considered, in the case of Messrs. Schmidt, Mowbray and Gulledge, the increased responsibilities assumed since 2008.

Based on our consideration of these factors, we approved the following salary adjustments for the NEOs in 2012:

•	Ms. Junck - Increase of 5.9% to $900,000;

•	Mr. Schmidt - Increase of 10.4% to $532,000;

•	Mr. Mowbray - Increase of 19.4% to $400,000;

•	Mr. Veon - Increase of 3.3% to $373,000; and

•	Mr. Gulledge - Increase of 13.1% to $250,000.

In October 2012, we increased the base salary of Mr. Gulledge to $325,000, to reflect his assumption of duties as Vice President - Sales and Marketing while continuing as Publisher of the Billings Gazette.

Annual Cash Incentive Plan for Named Executive Officers Other Than the CEO

Annual cash incentives are designed to support our objective of delivering positive annual operating results. In order to achieve competitive annual incentive targets, our goal is to set bonus targets at levels where we can expect the executive to receive a competitive incentive payment six out of ten years - in two out of ten years payments received would exceed competitive levels, and in two out of ten years, payments would be lower than competitive levels.

As noted above, the annual cash incentive plan for the NEOs other than the CEO was suspended in 2009, 2010 and 2011. In 2012, we evaluated the compensation opportunity for NEOs and determined that it was advisable to reinstate our annual cash incentive program to remain competitive with other outside employment opportunities and provide incentives for the achievement of strong Company performance.

The 2012 incentive plan for NEOs other than the CEO was based solely upon achievement of Adjusted Operating Cash Flow (as defined below) of the Company and, if applicable, for enterprises for which the NEO is responsible, both relative to the current year operating plan (“Budget”). Budgets are approved annually by the Board of Directors. We have limited the NEOs' performance measure to Adjusted OCF in order to focus on improvements in cash flow and the related debt reduction to enhance shareholder value.

Based on the Company's performance, the participant was eligible to earn from 0% up to 100% of the financial bonus target, which equates to 0% to 25% of the base salary of the NEO. A decline in Adjusted OCF from the Budget of more than 5% resulted in no payment of an annual cash incentive. Achievement of the Adjusted OCF target in the Budget would result in payment of 100% of the financial target. A tiered grid was used to determine results between the minimum and maximum.

Financial Performance

Adjusted Operating Cash Flow (“Adjusted OCF”) is defined as total operating income, adjusted to exclude depreciation, amortization, unusual costs and results of acquisitions and divestitures consummated in the period(s) being compared.

Annual Cash Incentive Plan for the CEO

As noted above, the annual cash incentive plan for our CEO, Ms. Junck, was suspended in 2009, 2010 and 2011. In 2012, we included Ms. Junck in our annual incentive program based on the achievement of Adjusted OCF in the Budget, as discussed above.

Based on the Company's performance, Ms. Junck was eligible to earn from 0% up to 100% of the financial bonus target, which equates to 0% to 25% of her base salary. A decline in Adjusted OCF from the Budget of more than 5% would result in no payment of an annual cash incentive. Achievement of the Adjusted OCF target in the Budget would result in payment of 100% of the financial target. A tiered grid was used to determine results between the minimum and maximum.

Based on 2012 financial performance, Ms. Junck was entitled to a bonus of $56,250. Ms. Junck declined to accept the bonus, and asked us to permit it to be added to the 2012 bonus pool for key employees other than the NEOs.

Discretionary Bonuses

From time to time, we also develop special incentive programs and approve the CEO's determination of discretionary bonuses to the NEOs (other than the CEO) based on exceptional performance. In 2012, we also awarded discretionary bonuses to Ms. Junck and Mr. Schmidt in recognition of their significant leadership roles in the Company's successful refinancing of its debt in January 2012.

2012 annual cash incentive plan and other bonus payments are summarized as follows:

(Dollars)	Annual Incentive Plan	Annual Discretionary Awards	Other Incentive Plans	Other Discretionary Awards	Total

Mary E. Junck
Award	—	—	—	500,000	500,000
Target	225,000
Carl G. Schmidt
Award	29,925	3,591	—	250,000	283,516
Target	133,000
Kevin D. Mowbray
Award	83,750	14,550	10,000	—	108,300
Target	100,000
Greg R. Veon
Award	11,469	27,617	—	—	39,086
Target	91,750
Michael R. Gulledge
Award	39,063	14,313	6,000	—	59,376
Target	62,500

1990 Long-Term Incentive Plan Awards

The LTIP authorizes us to grant a mixture of restricted Common Stock, non-qualified stock options and incentive stock options. Annual grant targets as a percentage of base salary for the NEOs other than the CEO historically range from 10% to 100%. The LTIP is designed to promote long-term ownership of the Company's Common Stock as a component of our overall compensation program, as noted above.

Actual grants for NEOs other than the CEO are recommended based on performance as evaluated by the CEO and approved by the ECC. The CEO's recommendation for each NEO is based on her evaluation of how the NEO contributed to the financial performance of the Company for the year just completed and her assessment of continued performance in future years. CEO grants are determined as described below. Restricted Common Stock grants vest 100% after a three-year period. There is no partial vesting. The executive must remain an employee for three years after the grant date for the award to vest.

Options, when granted, have a term of ten years and vest over a three-year period. After both the first and second years, 30% is vested. After the third year, the remaining 40% is vested. Ten years from the grant date, the ability to exercise any unexercised options expires.

Upon exercise of stock options by the option holders by delivery of previously owned Common Stock, replacement, or “reload,” options in the amount of the shares delivered are awarded at fair market value on the date of exercise of non-qualified stock options. Such options have a term equal to the remaining term of the options exercised and are exercisable after one year.

1990 Long-Term Incentive Plan Awards for the CEO

Grants of restricted Common Stock to the CEO have historically been made under the Company's Incentive Compensation Program approved by the stockholders at the Company's 2005 Annual Meeting. Under the Program, we would establish a target award of restricted Common Stock at the beginning of each year, the receipt of which is subject to adjustment based on the CEO's achievement of the performance measures we determine at the time of the grant. The performance measure we previously used is Adjusted OCF in relation to prior year Adjusted OCF. We would then determine the dollar value of the target award by considering the CEO's total compensation in relation to her peers, after taking into account her base salary and incentive bonus opportunity, together with our assessment of the Company's operating performance in relation to peer companies, and our Company's priority objectives.

Historically, a decline in Adjusted OCF from the comparable prior year amount of more than a specified amount would have resulted in no restricted Common Stock granted. A decrease in Adjusted OCF of a specified amount from the comparable prior year amount would result in a grant of 100% of the target. Grants are capped at 120% of the target for exceeding the comparable prior year amount of Adjusted OCF by a specified amount.  Restricted Common Stock awards vest three years after the date of the grant of the target award.

We have reserved the right to modify grants based on our evaluation of the CEO's performance; to modify the performance measures from year to year; and to make discretionary equity awards in addition to, or in lieu of, awards under our Incentive Compensation Program and the LTIP.

In 2012, following the successful completion of our debt refinancing, we re-examined the total compensation of our CEO, in relation to her industry peers and compared to historic compensation levels. As previously noted, we determined her compensation was not at a level that met our historical compensation practices and target. We also considered the significant emphasis and reliance placed by our lenders on her continuing leadership as CEO of the Company, as well as the continued strong financial performance of the Company in relation to its industry peers. At the conclusion of our analysis, we determined to award Ms. Junck a grant of 500,000 shares of restricted Common Stock, which will vest three years after the date of grant.

Valuation of Equity Awards

The accounting value of equity awards is expensed ratably over the vesting period of the equity award. There were no equity grants to NEOs in 2010. The accounting value of equity grants to NEOs is summarized below:

(Dollars)	Total Accounting Value of 2012 Grants	Accounting Charge Recorded in 2012 for 2012 Grants	Accounting Charge Recorded in 2012 for 2011 Grants	Accounting Charge to be Recorded in 2013-2015 for 2012 Grants

Mary E. Junck	655,000	41,834	85,770	613,166
Carl G. Schmidt	68,835	17,128	34,733	51,707
Kevin D. Mowbray	68,835	17,128	29,004	51,707
Greg R. Veon	34,418	8,564	10,447	25,854
Michael R. Gulledge	214,006	15,695	19,128	198,310

Primary Benefits

Benefits are part of a competitive compensation package to attract and retain employees - including executives. The NEOs participate in the same benefit plans as the Company's salaried employees, many of which require the employees to share in the cost of such programs. NEOs may elect not to participate in the Company's insurance programs. Benefits include:

•	Health insurance, including prescription drug coverage;

•	Dental insurance;

•	Vision insurance;

•	Life insurance coverage in the event of the employee's death;

•	Accidental death and dismemberment insurance;

•	Short-term disability insurance;

•	Long-term disability insurance for a disability lasting longer than five months;

•	Retirement Account Plan; and

•	Non-Qualified Plan.

Retirement Plans

Under the Retirement Account Plan and Non-Qualified Plan, in 2012, the Company matched, upon eligibility, 40% of employee contributions up to the first 5% of employee compensation. These retirement plans are defined contribution plans. Company and employee contributions are invested according to investments selected by the employee, and the total amount is paid following retirement or termination of employment. Company contributions fully vest after six years of service for the Retirement Account Plan. Employee contributions to the Non-Qualified Plan are vested immediately.

Amounts contributed by the Company credited in 2011 and 2012 under the Retirement Account Plan and Non-Qualified Plan to the accounts of the NEOs are listed in the Summary Compensation Table under “All Other Compensation.” No Company contributions were made in 2010 or the first three months of 2011. The Non-Qualified Plan is intended to promote retention by providing employees with an opportunity to save in a tax-efficient manner.

Other Benefits

The only additional benefits the NEOs are eligible to receive are explained below. No NEO received benefits detailed below with a value of $10,000 or more in 2012.

Connectivity

NEOs are reimbursed for the cost of a home computer and/or internet access at their primary residence. NEOs also may use mobile or other digital devices provided by the Company. This program benefits the Company by providing the executive access to its systems, digital products and communications during non-business hours.

Club Dues

NEO's are reimbursed for the annual dues of one social membership to a club of the executive's choice. This program benefits the Company by providing a place for the NEO to entertain and hold meetings with customers, prospective customers, community leaders and employees.

Transportation

NEOs who also serve as publishers receive an annual automobile allowance of $5,100.

Other

NEOs are reimbursed for reasonable and customary business expenses incurred on the Company's behalf. The Lee Foundation, an affiliate of the Company, also matches, on a dollar-for-dollar basis up to $5,000 annually, charitable contributions made by NEOs to qualifying organizations. Such reimbursements and matching contributions are not considered income to the NEO and are excluded from the Summary Compensation Table below.

We only allow use of aircraft chartered by the Company for trips related to the Company's business.

We do not provide tax reimbursements to employees, except for reimbursement of certain relocation costs, or upon termination of employment in connection with a change in control of the Company.

Risk Management and Executive Compensation

Our executive compensation program does not incentivize excessive risk taking for the following reasons:

•	Base salary is a fixed amount;

•	Annual cash incentives are limited and based on achievement of a plan approved by the Board of Directors;

•	Stock awards are limited in amount and vest over a three year period; and

•	All awards are subject to our final approval.

We performed an assessment to determine if whether the risks arising from our 2012 compensation policies and practices are likely to have a material impact on the Company.  Our assessment reviewed material elements of executive and non-executive compensation.  We concluded these policies and practices do not create risk that is reasonably likely to have a material adverse effect on the Company.

* * * *

Executive Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Proxy Statement relating to the Annual Meeting and in the Company's Annual Report on Form 10-K for the year ended September 30, 2012.

The Executive Compensation Committee

William E. Mayer, Chairman
Herbert W. Moloney III
Andrew E. Newman
Mark B. Vittert

Summary Compensation Table

The following table summarizes the 2012, 2011 and 2010 compensation of the NEOs:

(Dollars)	Year	Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
(1)			(2)	(2)	(3)	(4)
Mary E. Junck	2012	900,000	655,000	—	500,000	38,267	2,093,267
Chairman, President and Chief Executive Officer	2011	809,135	—	329,654	—	11,933	1,150,722
	2010	833,654	—	—	—	—	833,654

Carl G. Schmidt	2012	532,000	—	73,832	283,516	16,621	905,969
Vice President, Chief Financial Officer and Treasurer	2011	472,731	—	133,660	—	7,045	613,436
	2010	472,731	—	—	—	—	472,731

Kevin D. Mowbray	2012	400,000	—	73,832	108,300	9,475	591,607
Vice President - Publishing	2011	328,558	—	111,483	—	4,896	444,937
	2010	328,558	—	—	—	—	328,558

Greg R. Veon	2012	367,000	—	36,916	39,086	7,340	450,342
Vice President - Publishing	2011	354,058	—	40,158	—	5,276	399,492
	2010	354,058	—	—	—	—	354,058

Michael R. Gulledge	2012	250,000	—	217,753	53,375	5,569	526,697
Vice President - Sales and Marketing	2011	216,750	—	73,523	6,000	3,350	299,623
	2010	216,750	—	—	—	—	216,750

(1)
The NEOs include the principal executive officer, principal financial officer and the three other most highly compensated executive officers who were serving as executive officers at September 30, 2012.

(2)
Stock and option awards are granted at a price equal to the fair market value on the date of grant. Information with respect to stock options granted to the NEOs in 2012 is reflected in “Outstanding Equity Awards at September 30, 2012” below.

(3)	Includes discretionary amounts paid under the annual cash incentive plan.

(4)	Includes matching contributions made to the Company's Retirement Account Plan and Non-Qualified Plan in 2012 and 2011.

The Compensation Disclosure and Analysis above more fully describes our executive compensation program and the decisions made by the ECC. Specifically, our executive compensation program substantially reduced the compensation to the NEOs in 2011, 2010 and 2009 including a freeze on salaries at the 2008 level, mandatory unpaid vacation time, elimination of grants under the LTIP in 2010 and 2009 and suspension of substantially all other cash compensation, including performance-based annual cash incentives in 2011, 2010 and 2009 and contributions to the Retirement

Account Plan and Non-Qualified Plan in 2010 and several months in 2011.

Grants of Plan-Based Awards

The following table summarizes information related to grants of equity compensation to our NEOs in 2012 under the LTIP. The Company's non-equity compensation does not have provisions for future payouts.

Name	2012 Grant Date	All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Numbers of Securities Underlying Options	Per Share Exercise Price of Option Awards	2012 Grant Date Fair Value of Stock and Option Awards
			(1)		(2)
Mary E. Junck	7/23/2012	500,000	—	—	655,000
Carl G. Schmidt	4/30/2012	—	80,000	1.13	73,832
Kevin D. Mowbray	4/30/2012	—	80,000	1.13	73,832
Greg R. Veon	4/30/2012	—	40,000	1.13	36,916
Michael R. Gulledge	4/30/2012	—	60,000	1.13	55,374
	9/20/2012	—	133,415	1.49	162,379

(1)
Under the LTIP, we are authorized, in our discretion, to grant stock options and restricted stock awards in such proportions and upon such terms and conditions as we may determine. All options are for Common Stock and have an exercise price equal to the closing market price of the stock on date of grant. The provisions of the LTIP allow an optionee exercising an option to satisfy the withholding tax obligations by electing to have the Company withhold shares of stock otherwise issuable under the option with a fair market value equal to such obligations. We also permit an optionee exercising an option to satisfy the exercise price by delivering previously awarded restricted Common Stock or previously owned Common Stock. The limitations accompanying any restricted Common Stock delivered at the exercise of an option remain in effect and apply to the corresponding number of shares issued upon the stock option exercise until they lapse according to their original terms. Restricted Common Stock is subject to an agreement requiring forfeiture by the employee in the event of termination of employment, generally within three years of the grant date for reasons other than normal retirement, death or disability.

(2)
The grant date fair value is a hypothetical fair value ($0.92 for April 30, 2012 grants and $1.22 for September 20, 2012 grant) determined under the Black-Scholes Option Pricing Model using certain specified assumptions. The assumptions used in calculating the values were as follows:

Factor	Grant of April 30, 2012	Grant of September 20, 2012

Volatility	121.83%	122.00%
Risk-free interest rate	0.77%	0.66%
Expected life (Years)	4.7	4.7

The Company's stock options are not transferable, are subject to a risk of forfeiture, and the actual value of the stock options that the NEO may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price.

Upon exercise of stock options by the option holders by delivery of previously owned Common Stock, replacement, or “reload,” options are awarded at fair market value on the date of exercise of non-qualified stock options. Such options have a term equal to the remaining term of the options exercised and are exercisable after one year.

In 2012 and 2011, grants to the NEOs were reported in timely filings with the SEC. There were no grants to the NEOs in 2010.

Outstanding Equity Awards at September 30, 2012

The following table summarizes outstanding equity awards to the NEOs as of September 30, 2012:

	Option Awards				Restricted Common Stock Awards
	Number of Securities Underlying Unexercised Options				Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested
(Dollars, Except Share Data)	Exercisable	Unexercisable	Exercise Price	Expiration Date
		(1)				(2)
Mary E. Junck
2012 stock award					500,000	740,000
Original options	99,000	66,000	2.57	9/28/2020
Carl G. Schmidt
Original options	40,140	26,760	2.57	9/28/2020
2012 options	—	80,000	1.13	4/30/2022
Kevin D. Mowbray
Original options	33,480	22,320	2.57	9/28/2020
2012 options	—	80,000	1.13	4/30/2022
Greg R. Veon
Original options	12,060	8,040	2.57	9/28/2020
2012 options	—	40,000	1.13	4/30/2022
Michael R. Gulledge
Original options	22,080	14,720	2.57	9/28/2020
2012 options	—	60,000	1.13	4/30/2022
2012 options	—	133,415	1.49	9/20/2022

(1)
Original options, which have a term of ten years, vest over a three year period. The first year, 30% is vested. The second year, an additional 30% is vested. And the third year, the remaining 40% is vested. Reload options vest one year from the date of the grant and have a term equal to the remaining term of the options exercised.

(2)	Based on closing market price on September 28, 2012

Option Exercises and Stock Vested

No shares of restricted Common Stock owned by an NEO vested in 2012 and no NEO exercised option awards in 2012.

Non-Qualified Deferred Compensation

The following table summarizes information related to 2012 activity in the Non-Qualified Plan for the NEOs.

(Dollars)	NEO Contributions	Company Contributions	Aggregate Earnings	Distributions	Aggregate Balance at September 30, 2012
	(1)	(2)	(3)		(4)
Mary E. Junck	127,997	28,299	60,285	—	429,379
Carl G. Schmidt	26,648	10,659	11,701	—	87,235
Kevin D. Mowbray	8,053	3,221	2	—	19,633
Greg R. Veon	9,520	2,340	1,253	—	35,434
Michael R. Gulledge	12,528	—	7,619	—	52,671

(1)	Amounts included in total compensation in the Summary Compensation Table under “Salary”.

(2)	Amounts included in total compensation in the Summary Compensation Table under “ All Other Compensation”.

(3)	Earnings are based on the performance of investments selected by the NEO.

(4)	Amounts include compensation to the NEO in the form of Company contributions prior to 2012.

For those NEOs continuing to participate in the Non-Qualified Plan in 2012 and thereafter, withdrawals are permitted following termination of employment. Employee contributions are limited to 45% of salary and bonus compensation. See “Primary Benefits” above for additional information with regard to the Non-Qualified Plan.

Change of Control, Employment and Other Agreements

In 2008, we approved a new form of employment agreement between the Company and each of the NEOs which entitles these executives to severance and other benefits upon termination without cause or for good reason that becomes effective only upon a change of control. A change of control is defined to include certain mergers and acquisitions, liquidation or dissolution of the Company, changes in the membership of the Company's Board of Directors and acquisition of 15% of the outstanding stock of the Company for the purpose of changing the control of the Company.

Absent a change of control, the agreements do not require the Company to retain the executives or to pay them any specified level of compensation or benefits, and they remain employees at will.

The agreements extend for three years from the date of signature. The agreements renew annually for a new three-year period unless the Company gives notice of non-renewal at least 60 days before the anniversary date.

The agreements are subject to the following triggers:

•	The agreements become effective and the protective features vest upon a change of control or if an executive's employment is terminated in anticipation of such event.

•	The agreements provide that each executive is to remain an employee for a three-year period following a change of control of the Company unless the executive resigns for good reason.

Under the agreements, a change of control or related termination triggers the following compensation and benefits for the executives:

Employment Period Benefits

 During the three-year employment period, the executives are entitled to:

•	An annual base salary, payable monthly in an amount at least equal to their highest monthly base salary during the year prior to the change of control;

•	An annual bonus, payable in a lump sum within 75 days following each fiscal year in an amount at least equal to their highest annual bonus in the three years prior to the change of control;

•	Continued participation in the Company's incentive, savings, retirement and welfare benefit plans; and

•
Payment of expenses and fringe benefits (including, without limitation, office and support staff, tax and financial planning services, applicable club dues and use of an auto and related expenses) to the extent paid or provided to such executive prior to the change of control or to other peer executives of the Company.

Benefits Upon Termination

If the executive's employment is terminated during the three-year employment period other than for cause, death or disability, or the executive terminates employment for good reason, the executive will be entitled to the following benefits:

•	All accrued and unpaid annual base salary and annual bonus for the prior fiscal year payable in a lump sum within 30 days of termination;

•	A severance payment equal to three times the sum of the executive's annual base salary, and highest recent annual bonus payable in a lump sum within 30 days of termination;

•
A payment equal to three times the Company's average annual contributions on behalf of the executive under all defined contribution plans maintained by the Company during the three-year period immediately preceding the termination, payable in a lump sum within 30 days of termination;

•	Any legal fees and expenses incurred by the executive in asserting legal rights in connection with the agreement; and

•	Continued welfare benefits for three years and outplacement services for two years.

Under the agreements, termination for cause means termination of the executive's employment due to the (1) willful and continued failure of the executive to perform substantially the executive's duties with the Company or one of its affiliates, or (2) the willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

Good reason means actions taken by the Company that result in a material negative change in the employment relationship, including a detrimental change in responsibilities, a reduction in salary or benefits or a relocation of office.

Excise Tax Gross-Up

To reduce the impact of any excise tax imposed on the executive related to the change of control, the agreements also require the Company to pay the executive in a lump sum (subject to certain limits and safe harbor/severance reduction provisions):

•	A “gross-up” payment with respect to the excise tax; and

•	Any penalties and interest incurred by the executive related to the excise tax.

Other Provisions

For a period of one year after the agreements become effective, the executives are restricted from:

•	Disclosing the confidential information of the Company and its affiliates;

•	Competing against the Company and its affiliates;

•	Soliciting the customers of the Company and its affiliates; and

•
Soliciting the employees of the Company and its affiliates for employment and hiring them, unless the employee is responding to employment advertising of a general nature or unless approved by the President of the Company in advance.

There is no requirement in the agreements that the executives execute a release of claims in favor of the Company and its affiliates.

Acquirer's Obligations

The agreements mandate that the Company require an acquirer to assume and satisfy the Company's obligations under the agreements.

Equity Awards

The Company's LTIP provides, if a change of control occurs, for early vesting and exercise and issuance or payment as permitted of the following awards to executives (subject to certain limits):

•	Awards of restricted Common Stock;

•	Stock options and stock grants; or

•	Amounts payable instead of such issuance in a lump-sum payment within 30 days of surrender of such stock options to the Company.

Potential Payments Upon Termination or Change of Control

The following summarizes information as of September 28, 2012 related to estimated potential payments upon a change in control to the NEOs. Amounts in the table do not reflect income tax benefits that may be realized by the Company. The estimated payments also make assumptions as to whether certain discretionary bonus payments made to NEOs are qualifying annual incentive plan payments under the agreements.

(Dollars)	Estimated Net Present Value of Change in Control Severance and Benefits	Potential Excise Tax Liability and Gross Up for Excise Taxes	Total

Mary E. Junck	3,749,900	—	3,749,900
Carl G. Schmidt	2,022,500	—	2,022,500
Kevin D. Mowbray	1,606,400	585,100	2,191,500
Greg R. Veon	1,495,800	—	1,495,800
Michael R. Gulledge	1,062,800	377,400	1,440,200

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid by publicly held companies to certain of their executive officers to $1,000,000 per year, but contains an exception for performance-based compensation. While our general policy is to structure our compensation programs to preserve the deductibility of most compensation paid to the Company's executive officers, we periodically authorize payments that may not be deductible if we believe such payments are in the best interests of both the Company and its stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have adopted procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant involving an amount in excess of $120,000, and a related person has a direct or indirect material interest. Under SEC rules, a related person is a director, nominee for director, executive officer, owner of more than 5% of our Common Stock or immediate family member of any of the above. On an annual basis, each director, nominee for director, officers and certain 5% or greater stockholders are required to complete a Director and Officer Questionnaire that requires disclosure of any transactions with us in which a related person has a direct or indirect material interest. Our general counsel is primarily responsible for the development and implementation of procedures and controls to obtain information from these related persons. The charter of our Audit Committee provides that the Audit Committee is responsible for review, approval or ratification of related-person transactions. Though we have no written policy, it is the practice of our Audit Committee to approve such transactions only if it deems them to be in the best interests of the Company. When considering a transaction, the Audit Committee will review all relevant factors, including our rationale for entering into a related-person transaction, alternatives to the transaction, whether the transaction is on terms at least as fair to the Company as would be the case were the transaction entered into with a third party, and potential for an actual or apparent conflict of interest. The Audit Committee reports its findings to the Board of Directors.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is currently comprised of five directors who are not officers or employees of the Company. All members are independent under rules of the NYSE and the SEC. The Board of Directors has established a written charter for the Audit Committee.

The Audit Committee held eight meetings in 2012. The meetings were designed to facilitate and encourage private communication between the Audit Committee, management, our internal auditors and our independent registered public accounting firm.

During these meetings, the Audit Committee reviewed and discussed the annual audited and quarterly unaudited financial statements with management and the independent registered public accounting firm, and the effectiveness of our internal control over financial reporting. The Audit Committee believes that management maintains an effective system of internal control over financial reporting. Based on its review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for filing with the SEC for the year ended September 30, 2012, including any applicable amendments thereto.

The discussions with the independent registered public accounting firm also included the matters required by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T regarding “Communications with Audit Committees.” The Audit Committee received from the independent registered public accounting firm written disclosures and the letter required by PCAOB Rule 3600T regarding “Independence Discussions with Audit Committees.” This information was discussed with the independent registered public accounting firm. The Audit Committee considered whether the non-audit services provided by the independent registered public accounting firm to us are compatible with maintaining auditor independence.

The Audit Committee

Andrew E. Newman, Chairman
Nancy S. Donovan
Leonard J. Elmore
Herbert W. Moloney III
Gordon D. Prichett

Each member of the Audit Committee meets the current financial literacy requirements of the NYSE. Our Board of Directors has determined that Mr. Newman meets the requirements of an audit committee financial expert, as defined by the SEC, and all Audit Committee members meet the NYSE's definition of an independent director.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG has served as our independent registered public accounting firm since 2008. Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from stockholders.

For 2012 and 2011, KPMG performed the following professional services and received, or will receive, fees in the amounts indicated.

(Dollars)	2012	2011

Audit fees	1,031,000	1,151,000
Audit-related fees	9,000	116,000
	1,040,000	1,267,000

Services Provided by KPMG

All services rendered by KPMG are permissible under applicable laws and regulations. The Audit Committee reviewed and pre-approved all services related to the fees listed in the above table in accordance with our Policy Regarding the Approval of Audit and Non-Audit Services by Independent Public Accountants (“Policy”). Under the Policy, Audit Committee pre-approval includes audit services, audit-related services, tax services, other services and services exceeding the pre-approved cost range. In some instances, pre-approval is provided by the full Audit Committee for up to a year with any such pre-approval relating to a particular defined assignment or scope of work and subject to a specific defined budget. In other instances, the Audit Committee may delegate pre-approval authority of additional services to one or more designated members with any such pre-approval reported to the Audit Committee at its next scheduled meeting. Any pre-approved service requires the submission of an engagement letter or other detailed back-up information. Pursuant to rules of the SEC, the fees paid to KPMG for services are disclosed in the table above under the categories described below, as applicable.

Audit Fees - Fees for professional services for the audit of our Consolidated Financial Statements, review of financial statements included in our quarterly Form 10-Q filings, attestation reporting on the effectiveness of our internal control over financial reporting, and services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees - Fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This includes due diligence related to mergers and acquisitions, preparation of comfort letters related to financing or other transactions, attestations that are not required by statute or regulation, and consulting related to financial accounting or reporting standards.

Tax Fees - Fees for professional services with respect to tax compliance and advice and planning. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries, refund claims, payment planning, tax audit assistance and tax work stemming from audit-related matters. We also engage the services of other accounting firms and law firms for such services. Fees paid to such firms are not reflected in the table above except to the extent KPMG is engaged directly by such firms to perform services on behalf of the Company.

All Other Fees - Fees for other permissible work that does not meet the above category descriptions.

These services are actively monitored both as to spending level and work content by the Audit Committee to maintain the appropriate objectivity and independence in our independent registered public accounting firm's core work, which is the audit of our Consolidated Financial Statements.

The Audit Committee has designated KPMG as its independent registered public accounting firm for purposes of auditing our Consolidated Financial Statements for the year ending September 29, 2013.

* * * *

The Executive Compensation Committee Report and Report of the Audit Committee set forth above shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 (“Securities Act”) or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent we incorporate such reports by specific reference. In addition, these Reports shall not be deemed to be filed under either the Securities Act or the Exchange Act.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

Proposals of stockholders in accordance with SEC rules to be presented at the 2014 annual meeting must be received by us, at the address shown on the cover of this Proxy Statement, sent by registered, certified or express mail, to be considered for inclusion in our Proxy Statement and form of proxy relating to that meeting by September 8, 2013.

Stockholders who want to bring business before the 2014 annual meeting, other than through a stockholder proposal in accordance with SEC rules, must notify the Secretary of the Company in writing and provide the information required by the provision of our By-Laws dealing with stockholder proposals. The notice must be delivered to or mailed and received at the address of the Company shown on the cover of this Proxy Statement by September 8, 2013. The requirements for such notice are set forth in our By-Laws, which were filed as an exhibit to our Current Report on Form 8-K filed on February 3, 2012. That document is located on our website www.lee.net. Click on “Financial” and “Lee SEC filings”.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors to file initial reports of ownership and reports of changes in that ownership with the SEC. Specific due dates for these reports have been established and we are required to disclose in our Proxy Statement any failure to file by these dates in 2012.

Based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that all filing requirements applicable to our executive officers and directors were satisfied.

OTHER MATTERS

The cost of the solicitation of proxies will be borne by us. In addition to solicitation by mail, some of our officers and regular employees may, without extra remuneration, solicit proxies personally or by telephone, electronic transmission or facsimile. We may also request brokerage houses, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of stock held of record and will reimburse such persons for their expenses. We have retained Morrow & Co., LLC to aid in the solicitation of proxies, for which we will pay an amount that it has estimated will not exceed $15,000 plus expenses.

MARY E. JUNCK

Shareowner Services™ P.O. Box 64945 St. Paul, MN 55164-0945
COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET - www.eproxy.com/lee
Use the Internet to vote your proxy until 12:00 p.m. (CST) on February 19, 2013.

PHONE - 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CST) on February 19, 2013.

MAIL - Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò	Please detach here	ò

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	To elect three directors	01	Mary E. Junck	03	Andrew E. Newman	☐	Vote FOR all nominees	☐	Vote WITHHELD
	for terms of three years:	02	Herbert W. Moloney III				(except as marked)		from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the selection of KPMG LLP as the Company's independent registered public accounting firm	☐ For ☐ Against ☐ Abstain

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.	☐ For ☐ Against ☐ Abstain

THIS PROXY when properly executed will be voted as directed or, if no direction is given, will be voted as the Board recommends.

Address Change? Mark Box ☐	Indicate changes below:	Date

Signature(s) in Box

PLEASE SIGN exactly as your name(s) appear(s) on the
Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corpo-rations should provide full name of corporation and title of authorized officer signing the proxy.

LEE ENTERPRISES, INCORPORATED

ANNUAL MEETING OF STOCKHOLDERS

February 20, 2013
9:00 a.m. (CST)

Lee Enterprises Corporate Offices
201 N. Harrison St.
Fourth Floor
Davenport, IA 52801

201 N. Harrison St., Suite 600 Davenport, IA 52801	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on February 20, 2013.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Mary E. Junck and William E. Mayer, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.